UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Catalyst Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2011

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. The meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 1, 2011, at 11:00 a.m. Eastern Daylight Time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Our directors and officers, as well as a representative of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be available to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly on the Internet, by telephone or by mailing a proxy card. You may also vote in person at the meeting even if you had previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

DAVID T. BLAIR

Chief Executive Officer

CATALYST HEALTH SOLUTIONS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF

2011 ANNUAL MEETING OF SHAREHOLDERS

The 2011 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. (the “Company”) will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 1, 2011, at 11:00 a.m. Eastern Daylight Time for the following purposes:

1.	To elect three directors to the class of directors with a term expiring at the annual meeting of shareholders in 2014 and until their successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To obtain approval by the shareholders, on an advisory basis, of the Company’s named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K or any successor thereto (the “Say on Pay Vote”);

4.	To obtain the approval by the shareholders, on an advisory basis, of the Company’s recommendation regarding the frequency of the Say on Pay Vote on an annual basis; and

5.	To transact any other business that may properly come before the meeting.

The proxy statement more fully describes these proposals. The Board of Directors is not aware of any other business to come before the meeting.

Shareholders of record at the close of business on April 4, 2011, the record date, are entitled to vote at the Annual Meeting and any adjournment(s) or postponement(s) of that meeting.

We hope that you will vote your shares as soon as possible. The Board of Directors is soliciting your proxy to vote on your behalf at the meeting. You may vote by giving your proxy via the Internet, by telephone or by returning by mail the enclosed proxy card. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. You may also vote in person at the meeting. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

BRUCE F. METGE

Corporate Secretary

Rockville, Maryland

April 28, 2011

YOUR VOTE IS IMPORTANT. The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.

PROXY STATEMENT

OF

CATALYST HEALTH SOLUTIONS, INC.

2011 ANNUAL MEETING OF SHAREHOLDERS

June 1, 2011

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at our 2011 Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 1, 2011, at 11:00 a.m. Eastern Daylight Time. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 28, 2011. As used in this proxy statement, “we,” “us,” “our,” “Catalyst Health Solutions” or the “Company” refers to Catalyst Health Solutions, Inc., a Delaware corporation.

IMPORTANT NOTICE

REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 1, 2011

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are now posting our proxy materials on the Internet free of charge at www.proxyvote.com, in addition to mailing a full set of materials. Our proxy materials include this proxy statement, proxy card and our 2010 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2010.

VOTING & PROXY PROCEDURE

Who Can Vote

You are entitled to vote your shares of Catalyst Health Solutions common stock if our records show that you held your shares as of the close of business on April 4, 2011. As of the close of business on that date, 44,774,762 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

Attending the Meeting

If you are a beneficial owner of our common stock held by a broker, bank or other nominee, which is referred to as being held in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you must obtain a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares. Directions to attend the meeting may be obtained by calling the Ritz Carlton at (703) 506-4300, or looking up the address for 1700 Tysons Boulevard, McLean, Virginia, 22102.

Voting

Quorum

A quorum consisting of a majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required to Approve Each Proposal

In voting on Proposal 1 regarding the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors will be elected by a plurality of the votes cast for the election of directors in the applicable class of directors. This means that the nominees for election as directors in a particular class of directors receiving the greatest number of votes will be elected in that class. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2 regarding the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter.

In voting on Proposal 3 regarding the approval, on an advisory basis, of the Company’s named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K or any successor thereto (the “Say on Pay Vote”), you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the Company’s named executive officers’ compensation requires the affirmative vote of a majority of the votes cast on the matter.

In voting on Proposal 4 regarding the approval, on an advisory basis, of the Company’s recommendation regarding the frequency of the Say on Pay Vote on an annual basis, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the frequency of the Say on Pay Vote requires the affirmative vote of a majority of the votes cast on the matter. However, in the event that no frequency receives a majority of the votes cast on the matter, our Board will consider the frequency that receives the most votes.

How to Vote

This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you vote your shares at the Annual Meeting. We encourage you to vote promptly. All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. Your bank or broker may allow you to deliver your voting instructions via the telephone or the Internet.

If you are a registered shareholder and are unable to attend the Annual Meeting, you may give us your proxy to vote using any of the following methods:

•	by mail—by marking, dating and signing the enclosed proxy card and returning it promptly by mail in the enclosed postage-paid envelope.

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by telephone—by calling the toll-free number 1-800-690-6903 from any touchtone telephone within the United States and Canada. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Daylight Time on May 31, 2011, the day before the Annual Meeting.

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by the Internet—by accessing www.proxyvote.com and following the on-screen instructions. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Internet voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Daylight Time on May 31, 2011, the day before the Annual Meeting.

Giving us your proxy will allow your shares to be represented and voted in accordance with your instructions at the Annual Meeting by the persons named as proxies on the proxy card. All shares of our common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions. If you submit a valid proxy to us without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends a vote FOR each of its nominees for director; FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; FOR approval, on an advisory basis, of the Company’s named executive officers’ compensation as disclosed pursuant to Item 402 of Regulation S-K or any successor thereto (the “Say on Pay Vote”); and FOR the approval, on an advisory basis, of the Company’s recommendation regarding the frequency of the Say on Pay Vote on an annual basis.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in that proxy card will use their own judgment to determine how to vote your shares represented by your proxy. If the Annual Meeting is postponed or adjourned, your shares may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the meeting.

Changing or Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must advise our Corporate Secretary in writing before your shares have been voted at the Annual Meeting, deliver a later-dated proxy or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eight members and is divided into three classes, two consisting of three directors, and one consisting of two directors. The members of each class serve three-year terms that are staggered with the three-year terms of each of the other two classes such that one class of the Board is elected annually.

The three nominees for the Board whose terms will expire in 2014 are David T. Blair, Daniel J. Houston, and Kenneth A. Samet, all of whom are current members of the Board. All three nominees have previously served for at least one full three-year term. The Board has determined that Messrs. Houston and Samet are independent under the Nasdaq Stock Market requirements. Mr. Blair, because he is an employee of the Company, is not considered independent.

If any nominee is unable to serve, the persons named as proxies on the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote FOR the election of all of the nominees.

Directors & Executive Officers

The following table sets forth certain information with respect to the directors and nominees for director of the Company as of March 31, 2011.

Name	Age	Position	Director Since
Nominees for terms expiring in 2014
David T. Blair	41	Director & Chief Executive Officer	1999
Daniel J. Houston	49	Director	2005
Kenneth A. Samet	53	Director	2006

Continuing directors whose terms expire in 2013
William E. Brock	80	Director	2000
Edward S. Civera	60	Chairman of the Board	2000

Continuing directors whose terms expire in 2012
Steven B. Epstein	67	Director	2003
Michael R. McDonnell	47	Director	2005
Dale B. Wolf	56	Director	2003

The following table sets forth certain information with respect to our executive officers who are not directors.

Name	Age	Position
Richard A. Bates(1)	41	President and Chief Operating Officer
Hai V. Tran	41	Chief Financial Officer & Treasurer
Bruce F. Metge	54	General Counsel & Corporate Secretary

(1)	Mr. Bates held the position of Executive Vice President until he assumed the title and duties of President and Chief Operating Officer on June 22, 2010.

Biographical Information of Nominees For Director (terms to expire in 2014)

David T. Blair (Chief Executive Officer and Director since 1999) is responsible for the overall management of Catalyst Health Solutions, including Catalyst Rx, its pharmacy benefit management subsidiary. Mr. Blair joined Catalyst Health Solutions in 1997 as Chief Financial Officer, where he initially developed its supplemental benefits division, which led to the Company’s public offering in 1999. Prior to Catalyst Health Solutions, Mr. Blair served in a financial role from 1995 to 1997 for United Payors & United Providers, Inc. where he contributed to the company’s initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded the Continued Health Care Benefit Program, which was merged into United Payors & United Providers in 1995. Mr. Blair brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his experience as Chief Financial Officer and Chief Executive Officer of Catalyst Health Solutions for over a decade.

•

His first-hand and extensive knowledge of growing a public pharmacy benefits management company over the last decade and his experience with strategic transactions in the pharmacy benefits management industry over the last 13 years.

•	Healthcare industry experience from his involvement in such companies since 1994.

•	Financial and accounting acumen from his educational background in public accounting and his service as a chief financial officer.

Daniel J. Houston (Director since 2005) was appointed President, Retirement, Insurance and Financial Services of Principal Financial Group (NYSE: PFG) in November, 2009, effective January, 2010. Mr. Houston has held several positions with the Principal Financial Group since 1984, including being named Regional Director of Group and Pension Sales in 1990, Regional Vice President in 1993, Vice President in 1997, Senior Vice President in 2000, Executive Vice President in 2006 and President, RIS in 2008. He serves on the board of directors for several entities that are affiliates of Principal Financial Group, including Principal Bank, Principal Advisors, Principal International, Inc., Principal Trust Company (Asia) Limited, and Morley Financial Services. Mr. Houston also serves on the Boards of Employee Benefits Research Institute (EBRI), America’s Health Insurance Plans (AHIP), Iowa Natural Heritage Foundation, Mercy Medical Center, United Way of Central Iowa, and is on the Iowa State University Business School Dean’s Advisory Council. Mr. Houston brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his extensive experience as an executive of a large public diversified financial company.

•	Understanding the healthcare industry from his involvement as an independent director of Catalyst Health Solutions for the past 6 years.

•	Operations and corporate structure acumen from his educational background and his extensive service as a large public company executive.

•

His experience with ethics and governance from his position as chair of the Ethics, Governance and Nominating committee of Catalyst Health Solutions since 2005 and his service on the Iowa State University Business School Dean’s Advisory Council.

Kenneth A. Samet (Director since 2006) is the President & Chief Executive Officer of MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region. Mr. Samet has held several positions with MedStar Health since 2000, including President & Chief Operating Officer from 2003 to 2007 and Chief Operating Officer from 2000 to 2003. Mr. Samet was the President of Washington Hospital Center from 1990 to 2000, and from the mid-1980’s to 1990 he held a variety of executive leadership positions with the Medlantic Healthcare Group, which merged with Helix Health in 1998 to create MedStar Health. In 1996, Mr. Samet was named the national Young Healthcare Administrator of the Year by the American College of Healthcare Executives. Mr. Samet served as a member of the Boards of the National Committee for Quality Health Care, the Capital Community Health Plan and the University of Maryland School of Nursing. He chaired the Board of the District of Columbia Hospital Association and has held leadership positions on the Boards of the Maryland Hospital Association and the American Hospital Association. Mr. Samet currently serves as a member of the Board of Directors of Georgetown University and is on the University of Michigan School of Public Health Dean’s Advisory Board. Mr. Samet brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his experience as a chief executive officer and chief operating officer for a large health care provider.

•

Healthcare industry experience from his involvement for more than two decades as an executive leader in the health care market, and his role as a director at health care companies, including Catalyst Health Solutions.

•	Detailed operations and corporate structural experience at a C-level management perspective from his service as Chief Executive Officer or Chief Financial Officer for other health care companies.

•	His extensive experience as a Board member, having served on Boards of public and private entities and for-profit and non-profit entities.

In reaching its nomination decisions, the Ethics, Governance & Nominating Committee considered the factors set forth in the Company’s “Guidelines for Consideration of Nominees to Serve on the Board of Directors,” including “the ability of a nominee to add to the Board’s existing strengths, based on such individual’s education, background, experience and skills.” The Committee and the Board consider these particular factors to reflect the Board’s desire to achieve experiential diversity on the Board, which the Board believes is critical to the continued success of the Company, especially in a rapidly changing business environment. In nominating Messrs. Blair, Houston, and Samet the Board noted that the personal and professional experiences each nominee has brought to the Board have particularly contributed to the richness and depth of the dialog at the Board and the soundness of its decision-making.

Biographical Information of Continuing Directors

Continuing Directors Whose Terms Expire in 2013

William E. Brock (Director since 2000) is the founder and senior partner of The Brock Offices, a consulting firm specializing in international trade, investment and human resources. He is Senior Counselor for, and Trustee of, the Center for Strategic and International Studies in Washington, DC. A founder of the National Endowment for Democracy, he served as its Chairman from 1988 to 1991. From 1985 to 1987, he served as the United States Secretary of Labor, and from 1981 to 1985, he was the United States Trade Representative. Mr. Brock also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. He was recognized by the The Wall Street Journal, among others, as one of the principal fathers of the Uruguay Round of Trade Negotiations and of its result, the World Trade Organization. Mr. Brock currently also serves as a director on the Boards of On Assignment, Inc. (Nasdaq: ASGN), Strayer Education, Inc. (Nasdaq: STRA) and Res-Care Inc. (Nasdaq: RSCR). Senator Brock brings the following experience, qualifications, attributes and skills to the Board:

•	General management and strategic planning experience from his decades of running businesses or serving in management or on boards of businesses.

•

Economic policy and regulatory experience from his decades of public service, including his service as a United States Senator, a member of the United States House of Representatives, the United States Trade Representative, and the United States Secretary of Labor.

•	Healthcare industry experience from his experience on the Board of Directors of Res-Care and Catalyst Health Solutions.

•

Human resource experience from his role as the United States Secretary of Labor and his founding of a consulting firm specializing in human resources. Recognized by The National Academy of Human Resources with its national award for outstanding lifetime leadership in the field of Human Development.

•	Financial acumen from his 51 years as an investor and his service as a public company director in several companies in diverse industries.

Mr. Edward S. Civera (Director since 2000) has served since 2005 as the Chairman of the Board of Catalyst Health Solutions. He also serves as Chairman of the MedStar Health System, the largest integrated health care delivery system in the Mid-Atlantic region, and as a board member of Washington Real Estate Investment Trust, a NYSE company which specializes in medical office property investments. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP). Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, where he focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. During the past five years, Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his ten years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions.

•

Leadership experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee as well as his role as Chairman of MedStar Health and Catalyst Health Solutions.

•	Health care real estate investment experience from his involvement on the board of Washington Real Estate Investment Trust.

•	Health care industry experience from his involvement in matters as Chairman of MedStar Health and Catalyst Health Solutions.

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive.

Continuing Directors Whose Terms Expire in 2012

Steven B. Epstein (Director since 2003) is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 300 attorneys in 10 cities. Mr. Epstein currently serves as the senior partner in the firm’s Washington, DC office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare (“HEW”). He currently serves on the Boards of Directors and Boards of Advisors of numerous health care and venture capital companies and educational institutions, including Emergency Medical Services Corp. (NYSE: EMS) and Discovery Holdings Ltd. (JSE: DSY), a publicly held company in Johannesburg, South Africa. Mr. Epstein brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his founding of one of the leading health care law firms in the country.

•

Healthcare industry experience from his successful representation of healthcare clients in innumerable matters over 40 years, his service for HEW and his service on the Boards of numerous health care companies.

•

Economic policy and regulatory experience from his public service for the United States Department of Health, Education and Welfare and his representation of clients in a Washington-based law firm for several decades.

•	Legal experience from his involvement in representing businesses, particularly in the health care market, for over 35 years.

Michael R. McDonnell (Director since 2005) is the Executive Vice President and Chief Financial Officer of Intelsat, S.A., a provider of fixed satellite services worldwide. Prior to taking this position in November 2008, Mr. McDonnell was the Chief Operating Officer and Chief Financial Officer of MCG Capital Corporation (Nasdaq: MCGC), a financial services company providing financing and advisory services to middle market companies, from 2006 to November 2008. From 2004 to 2006, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of MCG. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (Nasdaq: DISH), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996. Mr. McDonnell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his broad experience in both participating in management of public companies and advising middle market companies.

•	Detailed operations and financial systems experience at a C-level management perspective from his service as Chief Operating Officer or Chief Financial Officer for other public companies.

•	Healthcare industry experience from his involvement as an independent director of Catalyst Health Solutions and head of the Audit Committee for 6 years.

•	Financial and accounting acumen from his 14 years in a leading public accounting firm and his service as a chief financial officer for three public companies.

Dale B. Wolf (Director since 2003) is the President and CEO of Jessamine Healthcare, a Rockville, Maryland based company affiliated with GTCR Private Equity, looking to make acquisitions in the health care market. Until January, 2009, he was the Chief Executive Officer and a member of the Board of Directors of Coventry Health Care, Inc. (NYSE: CVH). Prior to his appointment to that position in January 2005, Mr. Wolf served for eight years as Coventry’s Executive Vice President, Chief Financial Officer and Treasurer. His previously held positions include Executive Vice President of SpectraScan Health Services, Inc., a women’s health care services company and Senior Vice President, Business Development, of MetraHealth Companies, Inc., a managed health care company. Mr. Wolf was also Vice President, Specialty Operations, of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. Mr. Wolf is a Fellow of the Society of Actuaries. Mr. Wolf brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his various responsibilities in senior management for public health care and insurance companies.

•	Detailed operations and financial systems experience at a C-level management perspective from his service as Chief Executive Officer or Chief Financial Officer for other public companies.

•	Financial, accounting and actuarial acumen from his educational background and his many years in management of public health care and insurance related companies.

•

Diverse healthcare industry experience from his extensive work for different segments of the health care industry including managed care, insurance products, employee benefits, and women’s health care services, as well as his service as an independent director of Catalyst Health Solutions.

Biographical Information of Executive Officers Who Are Not Directors

Richard A. Bates joined Catalyst Health Solutions, Inc. in August 2009 as our Executive Vice President and was responsible for the management and direction of the following departments: Sales, Strategic Initiatives, Client Services, Marketing, Clinical Program Management, Corporate Clinical Pharmacy Services, Pharmacy Benefits and Pharmacy Administration, as well as Financial Business Operations. In June 2010, Mr. Bates was promoted to President and Chief Operating Officer and is now managing the Company’s overall operations to drive client retention, lead business development efforts, and deliver innovative products and services. He is responsible for Catalyst’s growth agenda, drives our organic growth efforts, and leads the mergers and acquisitions activities. Prior to joining Catalyst, Mr. Bates ran the specialty business division at Coventry Healthcare where he was responsible for the behavioral health, dental, network rental and pharmacy businesses, along with business development for ancillary products and services. He has also been a senior executive at United Health Group, Cigna Corporation and Oxford Health Plans.

Hai V. Tran joined Catalyst Health Solutions in May 2008 and is our Chief Financial Officer. Prior to joining Catalyst Health Solutions, Mr. Tran served as Vice President & Treasurer of Hanger Orthopedic Group (NYSE: HGR), a public health care services, products, and distribution company, from 2006 to May 2008. From 2001 to 2006, Mr. Tran served as Senior Vice President of Strategic Development and Emerging Solutions for Cadmus Communications. Prior to joining Cadmus Communications, Mr. Tran’s held finance and operations positions in various industries including technology, software, retail, and consumer products.

Bruce F. Metge joined Catalyst Health Solutions in July 2008 and is our General Counsel and Corporate Secretary. Mr. Metge leads the Company’s nationwide legal, compliance, regulatory and corporate governance functions. Prior to joining Catalyst Health Solutions, Mr. Metge was a member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., a multi-disciplinary law firm based in Washington, DC, from 2004 to June 2008. At Mintz Levin, Mr. Metge represented a wide range of companies in industries including telecommunications, technology, biotechnology, consumer products, and venture capital in complex business transactions and antitrust matters. From 2000 to 2004, Mr. Metge was the General Counsel for Digex, Incorporated.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2011 fiscal year, subject to ratification by the shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, consistent with its charter and applicable regulatory requirements. The Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service would (i) create a mutual or conflicting interest between the independent registered public accounting firm and us; (ii) place the independent registered public accounting firm in the position of auditing its own work; (iii) result in the independent registered public accounting firm acting in the role of management or as an employee of ours; or (iv) place the independent registered public accounting firm in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accounting firm is well positioned and qualified to provide effective and efficient service, based on factors such as the independent registered public accounting firm’ familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent registered public accounting firm would enhance our ability to manage or control risk or improve audit quality, or would otherwise be beneficial to us.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee’s policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to our management.

SERVICES PROVIDED BY THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for us and our subsidiaries. We have formal procedures in place for the pre-approval by the Audit Committee or its Chairman of all services provided by

PricewaterhouseCoopers LLP. These pre-approval procedures are described above under the “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm” section.

The following fees were paid to our independent registered public accounting firm for the years ended December 31, 2010 and 2009. We have determined that provision of these services is compatible with maintaining the independence of the independent registered public accounting firm:

	2010	2009
Audit Fees(1)	$1,044,555	$1,005,500
Audit-Related Fees(2)	36,500	39,750
Tax Fees	—	—
All Other Fees(3)	48,730	133,416

Total	$1,129,785	$1,178,666

(1)	Includes (i) the audit of our consolidated financial statements included in our annual report on Form 10-K and services attendant to or required by, statute or regulation; (ii) the review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to filings with the SEC and other regulatory bodies; (iv) accounting consultations attendant to the audit; and (v) the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees for the audit of our 401(k) savings plan.
(3)	Includes fees for a subscription to an online research data base and, in 2010, due diligence work related to a potential acquisition and, in 2009, a claims review engagement for a client.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement in accordance with rules promulgated by the Securities and Exchange Commission.

Our Board is committed to corporate governance best practices and recognizes the substantial interests that shareholders have in executive compensation matters. The Compensation Committee of our Board has designed our executive compensation programs to achieve the following key objectives:

Objective	How our compensation programs reflect this objective
Achieve strong Company performance	• Align executive compensation with the Company’s and the individual’s performance • Make a substantial portion of total compensation variable with performance
Align executives’ and shareholders’ interests

•    Provide executives with the opportunity to participate in the ownership of the Company

•    Reward executives for long-term growth in the value of our stock

•    Link executive pay to specific, measurable results intended to create value for shareholders

Motivate executives to achieve key performance goals

•    Compensate executives with performance-based awards that depend upon the achievement of established corporate targets

•    Reward executives for individual contributions to the Company’s achievement of Company-wide performance measures

Objective	How our compensation programs reflect this objective
Attract and retain talented executive team

•      Target total compensation at the 25th to 50th percentile range among companies with which we compete for talent and for shareholder investment

•      Utilize independent compensation consultants and market survey data to monitor pay relative to peer companies

We encourage shareholders to review the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, which describes our executive compensation philosophy and the design of our executive compensation programs in great detail. Our Board believes the Company’s executive compensation programs are effective in creating value for our shareholders and moving the Company towards realization of its long-term goals.

We are asking our shareholders to signal their support for the compensation of our named executive officers by casting a vote “FOR” the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Proxy Statement for the 2011 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and narrative disclosure.”

The vote sought by this proposal is advisory and not binding on the Company, the Board or the Compensation Committee. Although the vote is non-binding and advisory, the Company, the Board and the Compensation Committee value the input of the Company’s shareholders, and the Compensation Committee will consider the outcome of the vote when making future executive compensation determinations.

The Board of Directors recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

PROPOSAL 4—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are providing our shareholders with a non-binding advisory vote on whether future advisory votes on executive compensation of the nature reflected in Proposal 3 above should occur every one year, two years or three years.

After careful consideration and dialogue with our shareholders, the Board believes that holding an advisory vote on executive compensation annually is currently the most appropriate alternative for the Company. In formulating its recommendation, the Board considered that an advisory vote on executive compensation annually will allow our shareholders to provide us with their direct input on our compensation practices, policies and philosophy, as disclosed each year in our proxy statement. Setting a one-year period for holding this shareholder vote will enhance communications with our shareholders by providing a clear, simple means for us to obtain information on investor sentiment about our executive compensation practices, policies and philosophy.

You may indicate your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you cast your vote in response to this Proposal 4. Shareholders are not voting to approve or disapprove the Board’s recommendation. The advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Company and its Board. Although the vote is advisory and non-binding, the Board will carefully consider the outcome of the vote. Notwithstanding the outcome of the vote or the Board’s recommendation, the Board may decide to conduct future advisory votes on executive compensation on a more or less frequent basis and may vary its practice based upon factors including discussions with the Company’s shareholders, material changes to the Company’s executive compensation programs and/or any other factors that the Board reasonably deems to be appropriate.

The Board of Directors recommends a vote to conduct future advisory votes on executive compensation on an ANNUAL basis.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Board & Committee Meetings

The Board of Directors conducts business through meetings and the activities of the Board and its committees, including taking actions by unanimous written consent. The Board met 12 times during the fiscal year ended December 31, 2010; four executive sessions were held without management during Board meetings. All of the current members of the Board attended at least 80% of the meetings held during their tenure, including meetings of committees on which they served. The Chairman of the Board attended all committee meetings held during 2010 in an ex officio capacity.

Board Leadership Structure

The Board of Directors has currently separated the roles of the Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for the overall execution of the Company’s strategy and the day to day leadership and performance of the Company. The Chairman of the Board of Directors provides guidance and mentorship to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and attends all committee meetings. We believe that this leadership structure enhances the accountability of the CEO to the Board of Directors and strengthens the Board’s independence from management.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our risk as a whole, and meets with management at least quarterly to receive updates with respect to our operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit Committee, Compensation Committee and Ethics, Governance & Nominating Committee to oversee selected elements of risk:

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Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditor of the Company. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors communications from shareholders relating to accounting, internal controls or auditing matters as described in “Code of Ethics & Conduct” and “Shareholder Communications with the Board” below. The Audit Committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area report directly to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk and function.

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Our Ethics, Governance & Nominating Committee oversees governance and compliance related risks by working with management to review the Company’s corporate governance codes, policies and procedures, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Ethics, Governance & Nominating Committee also oversees risk by working with management to review and monitor compliance with our Code of Ethics & Conduct. The Ethics, Governance & Nominating Committee also monitors communications relating to ethical conduct as described in “Code of Ethics & Conduct” and “Shareholder Communications with the Board” below.

•

Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of balanced risk-taking behavior consistent with the Company’s business strategy.

Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in specific sections relating to the committees of the Board of Directors below.

Director Independence

The Board reviewed each director’s other affiliations and relationships, and has affirmatively determined that seven of the Board’s eight directors are independent under the Nasdaq Stock Market requirements, which are the director independence standards adopted and applied by the Board. In making this determination, the Board consulted with our General Counsel to ensure that the Board’s determinations were consistent with all applicable laws and regulations, including the Nasdaq Stock Market requirements. Mr. Blair, because he is an employee of the Company, is not considered independent.

Code of Ethics & Conduct

We insist that all of our directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business on our behalf. Accordingly, the Board adopted a Code of Ethics & Conduct which complies with the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market requirements, and is applicable to all of our directors, officers and employees. The Code of Ethics & Conduct, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

We have established a toll-free telephone number for employees to use on a confidential basis to advise our Chief Compliance Officer of any questions, reports or concerns regarding possible violations of our Code of Ethics & Conduct or of any of our policies or procedures. Employees are also invited to write to the Chief Compliance Officer on a confidential basis regarding such matters. The Audit Committee, in compliance with the Sarbanes-Oxley Act of 2002, has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters. The Ethics, Governance & Nominating Committee has established procedures for the receipt, retention and treatment of complaints regarding all other ethics and governance related matters. Both committees allow for the confidential, anonymous submission by employees of concerns regarding such matters. See also “Shareholder Communications with the Board” in the Corporate Governance section of this proxy statement for information regarding shareholder communications. In no event will any action be taken against an employee for, in good faith, making a complaint or reporting known or suspected violations.

Ethics, Governance & Nominating Committee

Members of the Ethics, Governance & Nominating Committee, which we refer to in this section as the “Committee,” include Daniel J. Houston, Chairman, Steven B. Epstein, Dale B. Wolf and Edward S. Civera (ex officio), all of whom are independent directors for purposes of the Nasdaq Stock Market requirements. In addition to identifying candidates for the Board, this Committee focuses on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information. The Committee held four meetings during 2010. The Committee’s charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

Director Nominations

In reaching its nomination decisions, the Ethics, Governance & Nominating Committee considered the factors set forth in the Company’s “Guidelines for Consideration of Nominees to Serve on the Board of Directors,” including “the ability of a nominee to add to the Board’s existing strengths, based on such individual’s education, background, experience and skills.” The Committee also considered each director’s specific education, background, experience and skills described in “Biographical Information of Nominees for Director” above in making its nomination decisions. The Committee considers the following criteria in selecting individuals for recommendation to the Board as nominees: independence; financial, regulatory and business experience; character and integrity; education, background and skills; judgment; the ability to provide practical insights regarding our business; experience with businesses and organizations of a comparable size to the Company; the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. In addition, prior to recommending a current director for re-election to the Board of Directors, the Committee will consider and review the current director’s Board and committee attendance and performance, length of Board service and knowledge of our business. The vote of a majority of the independent directors of the Board of Directors is required to nominate an individual for the Board of Directors. Although the Committee does not have a specific diversity policy, the Committee considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best continue the success of the business and represent stockholder interests through the exercise of sound judgment. The Committee’s charter states that the Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole. Because Mr. Houston is up for re-election to the Board at the Annual Meeting, Mr. Houston did not participate in this nomination process for selecting director nominees to be approved by shareholder vote at the Annual Meeting.

The Committee also will consider suggestions from shareholders for nominees to the Board of Directors that are timely received and in proper written form. To be timely, suggestions must be delivered to the Corporate Secretary within the same time frame required to have proposals included in the proxy statement as identified in the “Shareholder Proposals” section of this proxy statement. To be in proper written form, a shareholder’s nomination suggestion should set forth in writing, as to each person whom the shareholder wishes the Committee to consider for nomination for election as a director, all information relating to that person’s qualification which the shareholder believes the Committee should consider, including the biographical and other information regarding the person which would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The shareholder should also furnish the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, the shareholder’s own name and address as they appear on our corporate records and the number of shares of our common stock that both the shareholder and the nominee beneficially own.

The process that the Committee follows when it identifies and evaluates individuals to be recommended to the Board of Directors for nomination is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Committee will consider personal and professional contacts of Committee members and other members of the Board of Directors. The Committee will also consider director candidates recommended by shareholders in accordance with the policies and procedures set forth above. The Committee has not previously used an independent search firm to identify nominees, but reserves the right to do so.

Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Committee may conduct a check of the individual’s background and interview the candidate. A direct inquiry of the candidate’s willingness to serve on the Board of Directors will be made.

Board Leadership Structure. The Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates the selection criteria set forth above. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors.

Ethics & Corporate Governance

The primary role of the Committee in regards to ethics and corporate governance is general oversight of our compliance with applicable laws and regulations, with our Code of Ethics & Conduct, which we refer to in this Section as the “Ethics Code” and our Business Ethics Policies & Procedures, as well as a periodic review of the effectiveness of, and recommendation of changes to, the Ethics Code or the Policies & Procedures. Notwithstanding the foregoing, the Committee defers to the Audit Committee on all matters related to compliance with financial reporting and disclosure requirements, or securities laws and regulations. Should the division of responsibilities between the Audit Committee and the Ethics, Governance & Nominating Committee be uncertain from time to time with respect to specific matters or areas of oversight, the chairman of each of the committees will meet and confer to allocate duties and responsibilities; provided, however, that the Audit Committee, due to the more stringent standard of independence applied to its membership, shall have final authority in determining those matters which should be assigned to or addressed by the Audit Committee.

The function of the Committee is oversight and advice. It is not the duty or responsibility of the Committee to conduct compliance audits, although it may initiate compliance investigations as it deems appropriate. Management is responsible for our compliance with laws and regulations. The Committee and each of its members is entitled to rely on the expertise and knowledge of management, our compliance officer and our General Counsel, as well as professionals or experts. Communications between the Committee and our legal counsel, whether internal or outside counsel, are considered to be subject to the attorney-client privilege.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Michael R. McDonnell, Chairman, William E. Brock, Kenneth A. Samet, Dale B. Wolf and Edward S. Civera (ex officio). All members of the Audit Committee meet the standards of independence for audit committee members established by the Nasdaq Stock Market requirements and the SEC rules. The Board has determined that at least one Audit Committee Member, Mr. McDonnell, is an audit committee financial expert as determined by the Board in accordance with Item 407(d)(5) of Regulation S-K. Acting under a charter adopted by the Board of Directors, the Audit Committee annually reviews the qualifications of and appoints our independent registered public accounting firm. The Audit Committee approves the planning and fees for the annual audit of our financial statements, and provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes, published financial statements and system of internal controls. The Audit Committee charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

The function of the Committee is oversight. It is not the duty of the Committee to plan or conduct audits, determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to assure compliance with laws and regulations. These functions are the responsibility of management and the outside auditor. Each member of the Committee is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, legal counsel, independent accountants or other persons with professional or expert competence.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iii) policy standards and guidelines for risk assessment and risk management; (iv) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the Audit Committee charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Compensation Committee

Members of the Compensation Committee are Dale B. Wolf, Chairman, Steven B. Epstein, Daniel J. Houston, Michael R. McDonnell, Kenneth A. Samet and Edward S. Civera (ex officio), all of whom are independent for purposes of the Nasdaq Stock Market requirements. The Compensation Committee has the responsibility of evaluating the performance of, and recommending to the Board of Directors salary and incentive compensation for, our executive officers and senior management. The Compensation Committee held four meetings in 2010. The Compensation Committee charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

The Company’s Board of Directors and Compensation Committee, in consultation with management, reviewed the design and operation of the Company’s overall incentive compensation arrangements. They reviewed a multiple year summary of the Company’s non-executive bonus practices, the total of those bonuses, subtotals by department, and the totals as a percentage of payroll and net income. They also considered and evaluated the risk to the Company in connection with Company incentive compensation and the relationship between the Company’s risk management policies and practices and such incentive compensation arrangements. Particular attention was paid to those programs with variability of payout, the ability of a participant to directly affect payout and the controls on participant action and payout. The purpose of the review was to determine whether the Company’s overall compensation policies and practices for its employees give rise to risks that are reasonably likely to have a material adverse effect on the Company. This assessment process included a review of the Company’s controls over incentive compensation programs and consideration of the Company’s policies and practices addressed to ensuring that levels of authority within the Company, up to and including the Board of Directors, were commensurate with the level of risk associated with the compensation programs. Consideration also was given to seeking out possible areas of significant risk where compensation might reward tasks that did not properly align with underlying risk. This review disclosed, among other things, that the Company’s incentive compensation process is conducted with care and attention at the highest levels of the Company, including the Company’s Board of Directors, with significant transparency and, in addition, with respect to non-executive incentive programs and practices, such expenses historically have not been a significant risk exposure for the Company.

Based on those factors, the Company’s Board of Directors and Compensation Committee, in consultation with management, has determined that the compensation policies and practices for employees do not create risks that are reasonably likely to have a material adverse effect on the Company, principally because: the Company uses a balanced approach to compensation, is not reliant on a single performance measure, and uses both quantitative and qualitative assessments of performance. Management also believes that its incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the Company’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and the risk management practices of the Company, and are supported by the oversight and administration of the Compensation Committee of the Company’s Board of Directors with regard to the Company’s compensation programs. Management presented its analysis and assessment of these matters to the Compensation Committee of the Company’s Board of Directors, which was actively involved in reviewing management’s presentation, and discussed the analysis and assessment with members of management prior to reaching its conclusions that our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of balanced risk-taking behavior consistent with the Company’s business strategy.

Independent Directors’ Meetings

All directors deemed independent under the Nasdaq Stock Market requirements meet at least twice per year in scheduled semi-annual executive sessions. During 2010, Mr. Civera served as the lead director to preside over the meetings of the independent directors. Non-scheduled sessions of the independent directors may also be held from time to time. Among other things, the independent directors have developed topics and matters for management to address at future Board meetings. Their activities, to the extent they choose to report them, are reflected in reports from the Chairman. The independent directors met in executive session at every regularly scheduled board meeting in 2010.

Shareholder Communications with the Board

Any person who wishes to communicate with the entire Board of Directors, an individual director, a committee of the Board or the independent directors as a group, should mark such communication “confidential” and address it to the specific intended recipient(s) c/o Bruce F. Metge, Corporate Secretary & General Counsel,

Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. All correspondence will be reviewed by the Corporate Secretary & General Counsel to determine the nature and subject matter of the communication and the corresponding appropriate recipient (e.g., the appropriate committee, committee chairman or other individual director). Items unrelated to the duties and responsibilities of the Board, such as ordinary service or product complaints or inquiries, job inquiries, business solicitations, mass mailings or other material considered, in the reasonable judgment of the Corporate Secretary & General Counsel, unsuitable or unrelated to the responsibilities of the Board may be excluded. Communications relating to accounting, internal controls or auditing matters will be treated on a confidential basis according to the Audit Committee’s policies and procedures regarding those matters and will be delivered to the Chairman of the Audit Committee. Communications relating to ethical conduct will be treated on a confidential basis according to the Ethics, Governance & Nominating Committee’s or the Audit Committee’s policies and procedures regarding such matters, as appropriate, and delivered to the chairman of the appropriate committee. All communications concerning the Corporate Secretary & General Counsel should be marked “confidential” and addressed to the Chairman of the Ethics, Governance & Nominating Committee or the Chairman of the Audit Committee, as appropriate, c/o David T. Blair, Chief Executive Officer, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

The Board of Directors encourages directors to attend annual meetings of shareholders as a means of promoting communication between shareholders and directors. In furtherance of this policy, we historically have scheduled a meeting of the Board of Directors to immediately follow each annual meeting of shareholders. All of our directors were present at the 2010 annual meeting of shareholders.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to facilitate our ability to attract, retain, motivate and reward an executive team to fulfill our strategic and financial plans centered on the goal of increasing shareholder value. Our compensation program is fundamentally grounded in a pay-for-performance philosophy. We consider all elements of compensation that would enable us to compete effectively in the marketplace for outstanding executive talent. Our compensation philosophy is based on the following principles:

•	to attract, retain, and motivate top quality executives in a competitive environment for executive talent,

•	to drive the achievement of our strategic objectives, both short-term and long-term,

•	to provide rewards that reflect our corporate financial, operational and strategic performance, as well as the executive’s individual performance, and

•	to align the interests of our executive team with the interests of our shareholders.

Compensation Program Administration & Development

Role of the Compensation Committee

The Compensation Committee establishes our philosophy for executive compensation, develops the various elements of our compensation programs, establishes the targets under the compensation programs, administers the compensation programs and monitors the success of those programs in achieving the goals of our compensation philosophy.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter at least annually to ensure that its scope is consistent with the Board’s objectives for the Compensation Committee’s activities. Under the charter, the Compensation Committee is charged with the responsibility for the oversight and administration of our compensation program, including our cash and equity-based plans. The Compensation Committee has responsibility for determining the compensation of our Chief Executive Officer based on its evaluation of his performance and, in consultation with the Chief Executive Officer, the compensation of our other executives. The charter authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

Our Chief Executive Officer and our other executives develop recommendations regarding the appropriate mix and level of compensation for their direct reports. Those recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the performance of their direct reports. As part of its efforts to engage in best practices, the Compensation Committee meets with the Chief Executive Officer to review and discuss his recommendations concerning the compensation for each of the other executive officers. The Compensation Committee has discussions, at its request, with our Chief Executive Officer in the course of establishing incentive goals and objectives related to his own compensation and to communicate any evaluation; however, he does not participate in the Committee’s decisions or deliberations regarding such matters.

Compensation Consultants & Surveys

In the fulfillment of its responsibilities, the Compensation Committee solicits input and recommendations from the executive team and seeks the guidance and expertise of compensation consultants.

Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized independent compensation consultant, was retained by the Compensation Committee in 2010 to provide guidance regarding executive compensation decisions and to review the Company’s executive compensation program. Cook issued a survey in December 2010 that included an executive compensation review for our executive officers, a share usage and dilution analysis (measuring the amount of stock we use for equity awards compared to current and three-year historical figures) and a fair value transfer analysis (measuring the aggregate value of long-term incentives we grant as a percentage of market capitalization). Cook’s executive compensation review provided research on our peers’ executive compensation program design features that included annual bonus plan metrics, long-term incentive plan metrics and executive stock ownership guideline practices. All analyses were based on publicly available information. The Compensation Committee based its compensation program decisions on various Company-specific factors, as well as the findings and recommendations in the Cook survey.

In 2010, our historical peer group was updated to maintain its competitive relevance. The Company is included in several market indexes, such as the Russell 2000 and S&P SmallCap 600, which include a broader set of health care service companies of comparable operating scale to evaluate as peers. These companies serve clients with similar market characteristics (e.g., managed care plans, self-insured employers and state governments), and are subject to similar levels of competition and service level requirements. With respect to relative size, Cook based the Company’s data on post-acquisition 2010 projections. Our 2010 peer group was updated to incorporate two additional companies, Omnicare and WellCare Health Plans, which are considered size and business-appropriate peers of ours, and remove two companies, PSS World Medical and Molina Healthcare. The following companies comprise the industry-specific peer group for the 2010 update:

Amedisys	Healthways	Owens & Minor
Amerigroup	Lincare Holdings	Psychiatric Solutions
Centene	Magellan Health Services	WellCare Health Plans
HealthSpring	Omnicare

Cook also provided executive compensation data for the following two companies: Express Scripts and Medco Health Solutions. Express Scripts and Medco Health Solutions, direct competitors of ours, have significantly greater revenues, scale of operations and number of employees, which would not otherwise identify them as peers for the purposes of compensation benchmarks. Accordingly, we only used the compensation program information for these companies to provide additional industry perspective about the type and mix of compensation elements.

The survey, drawn from publicly available information, covered only those executives for whom compensation information is publicly disclosed. As a result, the information generally related to the five most highly compensated executive officers at each company, which correlates to our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Chief Operating Officer and General Counsel & Secretary. In the Cook survey, the compensation of our executive officers was measured against that of other similarly situated individuals at the peer companies and included cash compensation elements (e.g., base salary and actual and target bonus) and long-term incentive elements (e.g., stock options, restricted stock and performance shares, and special non-recurring awards such as promotion, retention and new hire grants).

Company-Specific Performance Considerations

The Compensation Committee’s design of incentive compensation for our executives seeks to balance the achievement of current financial results with investments necessary to sustain and facilitate our long-term growth and profitability. As a reflection of that balance, earnings and related financial measures, client retention and prescription volume growth are the three factors that comprise a significant portion of our incentive performance compensation program.

The largest single component of our executive incentive compensation program is indexed to our achievement of annual earnings growth objectives, which are established in conjunction with the development of our annual budget and corporate goals and objectives. Additional measures derived from the budget that the Compensation Committee may use to determine executive compensation include objectives for annual cash flow from operations, working capital management and return on invested capital. Additional quantitative measures are included to address the longer-term objectives and these consist principally of retention and growth metrics.

Client retention is a critical measure of our performance, and accordingly, is a heavily weighted component of our incentive program. The renewal of long-term client relationships reflects our success in delivering high-quality, cost-efficient pharmacy programs to our clients. The continuity of client relationships enhances our reputation, provides a source of references for new business, sustains our profitability and provides visibility to our longer-term business performance.

Growth in revenues and prescription volume are other heavily weighted components of our incentive compensation program. Our success in adding new clients is a critical measure of our competitive success. Growth may be accompanied by short-term delays in profitability as new business may require significant capital and operating investments in order to absorb significant volume increases. Growth in prescription volume is a key variable because it reflects the development of business volumes, which should grow in profitability as client relationships mature. As a consequence, year over year prescription volume growth is also weighted significantly in our incentive program.

The incentive compensation program also includes, to a lesser extent, key strategic and operational goals, such as acquisitions, which is another quantifiable component of our executive incentive program. The measures used to evaluate the success of an acquisition require the passage of sufficient time to be fully determinable. The successful integration of acquisitions requires several quarters to evaluate. The longer term measures of such metrics as growth contributions and return on invested capital continue over a several-year period, but become subsumed over time in the larger corporate performance metrics. Accordingly, incentive compensation measures related directly to acquisitions focus on execution and integration, which are generally measured over a six-to twelve-month post-closing period.

Examples of other objectives include strategic initiatives related to information technology integration and risk management, changes to contracting platforms for pharmaceutical manufacturer rebates and corporate development. These objectives are generally measured over a one-year period and receive less weight in the overall program than the more significant measures described above.

Our pay philosophy with respect to total direct compensation is to maintain targets based on performance objectives, which, if achieved, would produce total compensation in the range of the 25th to 50th percentiles of our peer group. Historically, we have measured executive compensation against peer group median and first quartile. The results of Cook’s survey were as follows:

•	Overall, the base salaries of our executive officers were 90% and 84% of the peer 25th percentile and median, respectively.

•	In the aggregate, our executive officers’ overall cash compensation was 88% and 78% of the peer 25th percentile and median, respectively.

•	Our executive officers’ overall target total direct compensation equaled 90% of the peer 25th percentile and 69% of the median in aggregate.

Tax & Accounting Considerations

We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, on an annual basis and as tax rules and regulations change to ensure that we understand the financial impact of each program. These evaluations include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment, or to avoid adverse consequences.

In particular, in light of the financial accounting requirement of FASB ASC Topic 718, Stock Compensation, we determined in 2005 that our stock-based compensation awards would focus on grants of restricted stock, and that we would cease granting stock options. In order to preserve flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Elements of Our Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary,

•	non-equity, performance-based incentive,

•	long-term equity incentive,

•	health and related benefits, and

•	other compensation.

The allocation of compensation among these elements is designed to provide an appropriate mix of short-term and long-term compensation, and cash and equity compensation.

We operate so that a greater portion of an employee’s potential compensation is determined based on an evaluation of their performance and the achievement of specific corporate and individual objectives as the employee moves to higher levels of responsibility with greater ability to influence the results of our business. For our named executive officers, we administer our compensation programs so that a significant portion of their total direct compensation consists of annual cash incentives and equity incentives, which are awarded based on an evaluation of their performance. Our named executive officers for 2010 are David T. Blair, our Chief Executive Officer, Richard A. Bates, our President and Chief Operating Officer, Nick J. Grujich, our former Executive Vice President and Chief Operating Officer, Hai V. Tran, our Chief Financial Officer and Treasurer, and Bruce F. Metge, our General Counsel and Corporate Secretary.

We seek to compensate our executives in a manner competitive with the marketplace. In this regard, we initially look to the median levels of compensation provided to executives across all elements of compensation in the peer group analyses. We also consider the following factors to make appropriate adjustments in compensation:

•	specific needs and characteristics of the executive’s positions,

•	the executive’s industry and organizational experience,

•	the executive’s specific responsibilities,

•	level of prior cash incentive awards,

•	realized value of prior equity-based awards,

•	current unrealized value of prior equity awards, and

•	compensation mix and compensation elements.

Base Salary

Base salary is intended to provide our executive officers with a fair and competitive level of assured cash compensation that reflects their job function, skills, leadership, organization level, experience and contribution to the Company. On an annual basis, base salaries are subject to increase based on an updated assessment of these factors, and the executive’s specific performance during the past year.

Cash Incentives

Our compensation program includes annual cash incentive awards. These cash awards are intended to reflect executive performance in alignment with the achievement of our short-term and long-term financial and strategic goals. As part of our annual planning process we establish quantitative and qualitative performance measures for the Company as a whole and for department or functional areas, and individual objectives for each executive. Ultimately, the determinations of any cash awards are made following a review by the Board relating to executive performance, as well as our financial performance. Depending on the specific responsibilities of the executive, the performance review will include one or more of the following: net income, total revenue, earnings per share, gross margin, number of prescriptions processed, client retention rates, number of new members from new client wins, new client implementation success metrics, acquisition integration milestones, consummation of an acquisition(s), specific cost reduction strategies or benchmarks, specific strategic initiatives, or any combination of these factors.

Our overall cash incentive structure for the Company in 2010 consisted of the following four tiers. The potential cash incentive range for our executive officers, as set forth in their employment agreements, falls under this structure and is consistent with the following ranges:

•	Tier 1—Chief Executive Officer; cash incentive award ranging up to 200% of base salary;

•	Tier 2—Executive Officers and Senior Vice Presidents and equivalents; cash incentive award ranging up to 150% of base salary;

•	Tier 3—Vice Presidents and equivalents; cash incentive award ranging up to 50% of base salary; and

•	Tier 4—All other employees who are cash incentive eligible.

Long-Term Equity Incentive

Our equity incentive compensation program consists of equity-based awards to executive officers, senior management and other employees pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan or 2006 Stock Incentive Plan. We use our equity-based compensation program as an incentive to reward outstanding performance and focus our management team on the task of creating long-term shareholder value. By increasing their equity holdings, we provide our executive officers with a continuing stake in our long-term success. The nature and size of the awards under our equity-based program are determined based on achievement of the same specific goals and objectives as are applicable to cash compensation as stated above, resulting in (i) total direct compensation in the 25th to 50th percentiles for the peer group, and (ii) a balance of multi-year vesting of long-term equity compensation, which is intended to represent a significant portion of total direct compensation.

The Board determined that awards of restricted stock would be our primary form of equity-based compensation while reserving the ability to award stock options to employees in special situations. During the year ended December 31, 2010, no stock options were granted to our named executive officers or employees.

Our Compensation Committee grants equity-based awards during January or February of each year based on the evaluation of executive officer, employee and Company performance during the prior year. However, awards also may be made at other times during the year based on specific circumstances, including the hiring of a new employee, a specific contractual commitment or a change in position or responsibility. The Compensation Committee, with Board ratification, is responsible for awards made to the Chief Executive Officer and the other executive officers. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their direct reports. The Board has granted our Chief Executive Officer the authority to grant restricted stock awards to non-executive employees and consultants pursuant to the 2003 Equity Incentive Plan and the 2006 Stock Incentive Plan consistent with our overall philosophy of rewarding strong performance with equity ownership in the Company. Pursuant to this authorization, no single award may exceed 5,000 underlying shares of our common stock, and the aggregate awards may not exceed the total number of shares established by the Board or the Compensation Committee of the Board.

Timing of Equity Grants. The release of material, non-public information reflects long-established timetables for the disclosure of such information, such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The determination of when to grant stock options or restricted stock is made independent of any decision regarding the release of material, non-public information. Our decision to focus our grant of equity compensation as awards of restricted stock with length of service vesting periods essentially removes any ability to affect tax or exercise costs to a recipient by the timing of grants.

2010 Compensation Decisions

The Compensation Committee commenced its meetings and preparations for review of 2010 compensation in the last quarter of 2010. The Committee then conducted several discussions and meetings in the first quarter of 2011 to address overall Company compensation practices as well as executive compensation in the context of the Company’s financial, strategic and operational achievements in 2010. The Committee held multiple meetings to discuss the compensation consultants’ report and peer review studies, held several private sessions to discuss the compensation strategies in general, and specifically the Chief Executive Officer’s compensation, and held sessions with the Chief Executive Officer to discuss his compensation and the compensation of the executive team. The Board as a whole then reviewed and approved the compensation of the executive team as well as each executive, the Company’s entire compensation strategy, and the distribution of the cash bonus pool. In determining variable compensation amounts for the executive team with respect to the 2010 performance year, the Board considered and weighed performance factors relating to each executive officer’s overall performance and contributions to the company during 2010, as well as the Company’s financial performance, and approved variable compensation payments following a review and subjective assessment of such factors. As a part of its efforts to engage in best practices, the Board also had a full discussion with the Chief Executive Officer on compensation strategies for the entire company.

For fiscal year 2010, cash and equity incentive awards for our named executive officers were made by our Board of Directors and Compensation Committee, using their independent judgment and depending upon the specific responsibilities of each named executive officer, and taking into account each such officer’s achievements with respect to any one or more of our corporate performance objectives.

Our core corporate performance objectives and achievements for 2010 were as follows:

	2010 Target	2010 Actual
Revenue	$3.3 billion	$3.8 billion
Net Income	$80.4 million	$81.0 million
Client Retention Rate	97%	99%

In addition, 2010 non-quantitative corporate objectives included execution of extensions with key clients, continued restructuring of the corporate systems and processes, continued acquisition activity, integration of our previous acquisitions, efforts to optimize the Company formulary, positioning the Company for continued expansion in 2011, investment by the Company in emerging healthcare service business lines, and recruitment and development of senior leadership for the Company.

In 2010, as indicated above, the Compensation Committee found that the Company had succeeded in achieving performance levels in excess of the minimum required for revenues, net income and client retention. It also determined that the Company had met its goal of achieving new revenue through additional sales to new and existing clients. The Compensation Committee found that all of the above non-quantitative objectives also had been materially achieved by the Company for purposes of compensation of the named executive officers. The continued acquisition activity was given particular consideration in light of the timely and successful completion of the FutureScripts acquisition. In addition, renewals with key clients such as the State of Louisiana, the State of Mississippi and Wellmark were noted. The relative evaluation factors considered by the Compensation Committee with respect to each named executive officer for the achievement of corporate objectives is discussed below for each officer.

2010 Individual Performance Reviews by the Compensation Committee

In addition to determining achievement of corporate performance objectives, the Board of Directors and Compensation Committee also take into account the achievement by our named executive officers of individual goals, which goals vary for each of our named executive officers based upon each individual’s job responsibilities, and which are intended to provide an incentive for the named executive officer to help us achieve our corporate goals. However, the amount of the cash and equity incentive awards to be paid to each named executive officer is ultimately determined following a subjective evaluation by our Board of Directors and Compensation Committee. A discussion of the 2010 individual goals for each named executive officer is set forth below.

Chief Executive Officer Compensation

Mr. Blair’s 2010 individual goals and objectives were based 50% on financial performance criteria, and 50% on corporate performance criteria. Mr. Blair’s base salary for 2010 was $795,000, which represented an increase over his 2009 salary of $495,000, and was based on the Compensation Committee’s determination, among other things, that Mr. Blair’s outstanding performance was a key driver of the Company’s achievements with respect to the 2009 performance year and a comparison review of his compensation to his peers. Key financial performance criteria for 2010 were as follows: grow earnings by 22% to $1.80 per share; increase revenues by 15% to $3.3 billion; manage to a flat year-over-year key head count, reduce customer service and information technology operating costs and improve specialty drug purchasing. The corporate performance criteria for 2010 consisted of the following:

•

Business Growth and Margin Expansion. Through new sales, margin expansion initiatives and acquisitions, position the Company to grow revenues and net income by 15% to 25% in 2010 from the prior year. Reach sales target of 400,000 new lives for pharmacy benefit management services. Develop business plans for discount card product and a tiered network strategy. Implement mail and specialty pharmacy pull-through programs, evaluate specialty pharmacy acquisitions and establish long-term strategy for specialty drugs. Identify and make strategic investments in complementary healthcare services.

•

Client Services Development. Lead client initiatives and develop relationships which result in 95% client retention including key renewals with Culinary (HEREIU), State of Louisiana, State of Mississippi and Wellmark. Update specific client strategy for top 20 accounts, review/refine “Best Practices,” and re-organize department around business lines.

•

Operational Improvements. Reengineer call centers and benefit administration, acquire/build data management and analytics platform, strengthen data warehouse capabilities, automate PHASR reports, leverage Salesforce.com, assess Information Technology and Customer Service departments, identify three distinct objectives from operational assessment and establish standalone PDP operating unit.

•

Drug Spend and Trend Management. Measure impact of Formulary Optimization Edits, develop single source generic strategy to manage patent expirations, improve mail penetration rates by 2%, increase generic dispense rate by 1.5% and maintain current retail brand and dispensing fee position.

•

Clinical Service Development. Establish corporate clinical program management department, realign clinical pharmacists under corporate structure, hire Chief Medical Officer and establish three core clinical programs.

•	Corporate Leadership. Manage and lead department heads to achieve their 2010 departmental goals and objectives, as described below.

In its review of Mr. Blair’s 2010 performance, the Compensation Committee found that Mr. Blair had achieved all of his financial and corporate individual goals. The Committee also noted his role in the FutureScripts acquisition. In addition, the Company was recognized in the 100 Fastest Growing Companies by Fortune Magazine for the third consecutive year, one of only ten such companies. The compensation consultant’s report indicated that Mr. Blair’s salary, bonus and stock compensation remained below the 50th percentile of his peer group. The Committee determined that Mr. Blair’s compensation, in light of his performance, should be considered in light of his peer group. Based on the Company performance and Mr. Blair’s outstanding performance in driving the achievements of the Company with respect to the 2010 performance year, and following consideration and weighting of the foregoing factors by the Committee, he was awarded a $1,275,000 cash bonus, a grant of 60,000 shares, and his salary was maintained at $795,000 for 2011. As all corporate goals were achieved, the Committee did not assign specific percentages to specific corporate achievements.

Compensation for the Other Named Executive Officers.

In determining the compensation of the other named executive officers for 2010, the Compensation Committee met privately and with the Board as a whole, met with Mr. Blair, and had extended discussions with him to review and consider the performance appraisals and base salary and bonus recommendations presented by Mr. Blair for Messrs. Bates, Tran and Metge. After significant study and consideration of the Company’s overall performance and the individual contributions of each executive with respect to the success of the Company (including the factors described below), the Compensation Committee recommended and the Board agreed with the recommendations and awards for each officer, as indicated below.

Richard Bates, President and Chief Operating Officer. On August 3, 2009, the Company entered into an employment agreement with Mr. Bates, who joined the Company as Executive Vice President. Mr. Bates’ employment agreement provides for a 4-year term commencing on the first day of his employment, effective August 3, 2009. Mr. Bates’ base salary for 2010 was $450,000, which represented an increase over his 2009 salary of $380,000, and was based on the Compensation Committee’s determination that Mr. Bates had successfully achieved all of his corporate objectives with respect to the 2009 performance year. His agreement also provides for target ranges for annual cash and stock incentive awards, with Mr. Bates’ annual cash incentive award target ranging from 0% to 150% of his base salary, with a 75% of base salary target, and his potential annual restricted stock incentive award ranging from 0 to 40,000 shares, with a target of 20,000 shares.

Based on his continued exemplary performance, in July 2010, Mr. Bates was promoted to President and Chief Operating Officer. At the time of his promotion to President, Mr. Bates did not receive an increase in salary or additional equity. Throughout 2010, Mr. Bates continued to build momentum and made contributions which directly resulted in the Company’s financial and operational performance. The key areas of accomplishment centered on business growth (both sales and acquisitions), client retention, executive recruitment and operational improvements. He was a central figure in the acquisition of FutureScripts. He was also a key figure in a marquee client win for the Company. Mr. Bates’ efforts positioned the Company to pursue other Fortune 100 companies. During 2010, Mr. Bates recruited a number of senior level managers including a Chief Medical Officer, Chief Information Officer, Senior Vice President of Government Segments, Chief Marketing Officer, Chief Operating Officer of FutureScripts, Chief Operating Officer of HospiScript, and a Senior Vice President of Managed Care Segments.

Mr. Bates also provided focused and dedicated leadership related to his individual goals and objectives which resulted in the following accomplishments:

•	Reached sales target of 400,000 new core PBM lives;

•	Lead client initiatives which resulted in 99% client retention;

•	Executed contracts with 8 of the Company’s 10 largest accounts;

•	Developed specific client strategy for top 20 accounts;

•	Reengineered and restructured call centers and benefit administration;

•	Lead preparation of 2011 operating budgets for all departments;

•	Drove monthly actual versus budget department reviews;

•	Presented at healthcare conferences and on quarterly investor calls; and

•	Presented to the Board both strategic and tactical business development and operational initiatives.

The Compensation Committee concluded that the successful achievement of corporate objectives were due in no small part to Mr. Bates’ efforts ,and therefore accounted for virtually all of the Compensation Committee’s assessment of Mr. Bates’ performance for the year. His individual efforts related to his identification and support of strategic investments, the formulary optimization program, the recruitment of senior leadership, positioning the Company for growth in 2010. The streamlining of our clinical program development also contributed to the Compensation Committee’s decision concerning Mr. Bates’ compensation, although the Committee did not assign specific percentages to Mr. Bates’ individual achievements. Due to his exceptional performance, the

Compensation Committee concluded he should receive the 85% of his maximum potential bonus under his agreement. Based on the Company performance and Mr. Bates’ outstanding performance in driving the achievements of the Company with respect to the 2010 performance year, he was awarded a $573,750 cash bonus and a grant of 25,000 shares. His salary was increased to $495,000 for 2011.

Hai Tran, Chief Financial Officer. 2010 marked Mr. Tran’s third year with Catalyst. Mr. Tran’s 2009 compensation consisted of a base salary of $295,000 and provided for target ranges for annual cash and stock incentive awards, with Mr. Tran’s annual cash incentive award target ranging from 0% to 100% of his base salary, with a 50% of base salary target, and his potential annual restricted stock incentive award ranging from 10,000 to 20,000 shares, with a target of 15,000 shares. Mr. Tran received an increase in his 2010 base salary to $310,000. As Chief Financial Officer, Mr. Tran maintained a solid accounting/finance/corporate development team. He provided the necessary direction and oversight which ensured that his departmental objectives were substantially achieved. Mr. Tran’s significant accomplishment this year was securing a significantly expanded credit facility. He lead the discussions with the lending institutions, evaluated competing proposals and negotiated final terms. His support of and involvement in the FutureScripts acquisition were also noted. In addition, he provided leadership which resulted in the following key accomplishments, which correlated with the annual goals set for him:

•	Successfully managed accounts receivables;

•	Consolidated subsidiary finance/accounting functions;

•	Integrated financial reporting for certain acquisitions;

•	Successfully lead company support of 2010 audit;

•	Streamlined reporting and forecasting processes;

•	Lead successful risk management process.

In reviewing Mr. Tran’s performance, the Committee held meetings with Mr. Blair, reviewed his recommendations, and reviewed corporate achievements as well as Mr. Tran’s individual goals to determine his compensation. The material individual goals for Mr. Tran, set in the beginning of 2010, included helping to achieve budgeted net income in excess of $80.0 million, enhancing our investor relations program, improving timeliness of financial information, renewing our credit facility at market competitive terms, and achieving revenue and operating income targets for certain of our subsidiaries. The Compensation Committee concluded that Mr. Tran had succeeded in enhancing our investor relations program, improving timeliness of financial information, and renewing our credit facility at market competitive terms. Without assigning specific percentages to specific achievements of goals, and based on the Company performance, the Compensation Committee awarded Mr. Tran a $215,000 cash bonus and a grant of 10,000 shares. His salary was maintained at $310,000 for 2011.

Bruce Metge, General Counsel and Corporate Secretary. Mr. Metge’s 2009 compensation consisted of a base salary of $310,000 and provided for target ranges for annual cash and stock incentive awards, with Mr. Metge’s annual cash incentive award target ranging from 0% to 60% of his base salary, with a target of 30% of his base salary, and his potential annual restricted stock incentive award ranging from 0 to 10,000 shares, with a target of 5,000 shares. Mr. Metge’s base salary for 2010 was increased from $310,000 to $325,500.

Under Mr. Metge’s leadership, the Legal Department largely accomplished all key 2010 objectives and successfully responded to numerous unanticipated challenges throughout the year. He and his group effectively supported the Company’s efforts to renew key clients, significantly contributed in the negotiation of two acquisitions, succeeded in certain litigation matters and successfully responded to a number of unanticipated matters arising during the course of the year. The legal department’s contributions to several key corporate initiatives were noted, including client renewals, the renewal of the credit facility and the FutureScripts transaction.

Mr. Metge’s accomplishments in areas that corresponded with his individual goals were as follows:

•	Restructured the delivery of legal services within the Company;

•	Obtained successful results on certain litigation matters;

•	Integrated subsidiary legal functions;

•	Successfully addressed outside legal expenses;

•	Guided the Company through approvals of an updated restricted stock plan;

•	Commenced the development of procedures to escalate appropriate issues quickly to key personnel;

•	Support of board meetings and activities;

•	Lead review of modifications to the contract administration process; and

•	Provided legal support for new business initiatives within the Company.

In reviewing Mr. Metge’s performance for 2010, the Committee reviewed corporate achievements as well as Mr. Metge’s individual goals to determine his compensation. The Compensation Committee met with Mr. Blair and after extended discussion and review of recommendations, without assigning specific percentages to specific achievements of goals, and based on the Company performance, the Committee awarded Mr. Metge a $195,300 cash bonus and a grant of 10,000 shares. His salary was increased to $350,000 for 2011.

Health & Other Benefits

We provide our employees with coverage under medical, dental, life and disability insurance plans on terms consistent with industry practice. In addition, our employees are provided access to an employee assistance program and a flexible spending plan to pay their share of health care costs, dependent care and other such costs on a pre-tax basis. We also offer our employees the opportunity to participate in our tax qualified 401(k) retirement and savings plan and we make certain employer matching contributions under that plan.

Perquisites & Other Compensation

We offer our executive officers additional compensation to further their ability to promote our business interests in our markets and to reflect competitive practices for similarly situated officers employed by our peers. Such compensation includes term life insurance, long-term disability insurance and 401(k) retirement and savings plan match. For additional information, see “2010 Perquisites & Other Compensation” in the Executive Compensation section of this proxy statement.

Employment & Change in Control Arrangements

Mr. Blair’s current employment agreement, effective February 28, 2008, provides for a base salary; perquisites; a target range for cash incentive awards; an immediate grant of shares of our restricted common stock on the effective date; a target range within which the executive officer is eligible to earn annually shares of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement; participation in our employee benefit plans; and reimbursement of reasonable expenses incurred in advancing our business. In determining to enter into this new employment agreement, and to make the related restricted stock awards, the Compensation Committee considered Mr. Blair’s length of service with the Company, whether our performance has warranted increased compensation levels consistent with the median of our peer group, and the interest of shareholders that our executive officers have long-term equity incentives aligned with the performance of our stock.

Messrs. Bates’, Tran’s and Metge’s employment agreements provide for, among other things, participation in employee benefit plans and reimbursement of reasonable expenses incurred in advancing our business. Benefits provided include reasonable paid vacation each year and term life insurance coverage equal to at least three times the base salary during their respective employment with us.

Our executive officers have made Catalyst Health Solutions into the successful enterprise that it is today, and we believe it is important to protect them in the event of a change in control, as well as to align their interests with that of our shareholders. An important consideration in our ability to attract and retain key employees is minimizing the impact on our management team of the possible disruption associated with strategic opportunities. Messrs. Blair’s, Bates’, Tran’s and Metge’s agreements contain provisions involving termination of their employment—such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason—as well as provisions relating to a change of control. For further information concerning potential payments upon termination of employment, including in connection with a change in control, please see “2010 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

Messrs. Blair’s and Tran’s agreements contain a provision concerning Section 304 of the Sarbanes-Oxley Act of 2002 involving the restatement of our financial information due to misconduct. The agreements require that if we are required to prepare an accounting restatement due to material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Blair, and Tran, as applicable, will reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the twelve-month period following the first public issuance or filing with the SEC, whichever occurs first, of the non-compliant financial document. In addition, Messrs. Blair and Tran, as applicable, must reimburse us for any profits they realized from the sale of our securities during that twelve-month period.

All of our executive officers held outstanding, unvested restricted shares of our common stock under the 2003 Equity Incentive Plan and/or the 2006 Stock Incentive Plan at December 31, 2010. For further information concerning employment termination and change in control arrangements, see “2010 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

Mr. Grujich’s employment with the Company terminated in September 2010. The terms of his Separation and Release Agreement with the Company are discussed under “Separation Agreement with Mr. Grujich” below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

DALE B. WOLF, CHAIRMAN

STEVEN B. EPSTEIN

DANIEL J. HOUSTON

MICHAEL R. MCDONNELL

KENNETH A. SAMET

2010 Summary Compensation Table

The following table sets forth, in summary form, compensation information for the years ended December 31, 2010, 2009, and 2008 for our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Blair	2010	$760,385	$2,301,000	$1,275,000	$17,809	$4,354,194
Chief Executive Officer	2009	489,288	963,450	775,000	15,834	2,243,572
	2008	483,333	2,227,200	400,000	15,834	3,126,367

Richard A. Bates(4)	2010	441,923	575,250	573,750	10,692	1,601,615
President and Chief Operating Officer	2009	153,462	1,693,800	427,500	3,069	2,277,831
	2008	—	—	—	—	—

Nick J. Grujich(5)	2010	523,103	—	—	20,906	544,009
Executive Vice President & Chief Operating Officer	2009	341,019	749,350	130,000	20,906	1,241,275
	2008	337,500	835,200	220,000	24,906	1,417,606

Hai V. Tran(6)	2010	308,269	383,500	215,000	7,273	914,042
Chief Financial Officer & Treasurer	2009	291,596	—	115,000	7,273	413,869
	2008	181,161	765,000	15,000	7,273	968,434

Bruce F. Metge(7)	2010	323,712	287,625	195,300	10,195	816,832
General Counsel & Corporate Secretary	2009	306,423	—	93,000	10,495	409,918
	2008	150,430	332,100	25,200	8,995	516,725

(1)	Represents the aggregate grant date fair value of stock awards in the fiscal year, computed in accordance with FASB ASC Topic 718, Stock Compensation. For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2010. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Reflects cash bonuses paid based on the Compensation Committee’s evaluation of the executive’s performance for the relevant year.
(3)	The amounts shown in this column for 2010 are detailed below:

Name	Term Life Insurance and Long-term Disability Insurance Premiums	Company Contributions to 401(k) Plan	Total
David T. Blair	$14,309	$3,500	$17,809
Richard Bates	7,192	3,500	10,692
Nick J. Grujich	17,406	3,500	20,906
Hai V. Tran	7,273	—	7,273
Bruce F. Metge	6,695	3,500	10,195

(4)	On August 3, 2009, Mr. Bates commenced employment with us as our Executive Vice President. Accordingly, Mr. Bates’ 2009 compensation reflects only the period from that date through December 31, 2009. On June 22, 2010, Mr. Bates was promoted to our President and Chief Operating Officer.
(5)	On June 22, 2010, Mr. Grujich no longer served as the Chief Operating Officer, but was appointed as Executive Vice President of Strategic Business Operations. On September 20, 2010, Mr. Grujich terminated employment with the Company.
(6)	On July 1, 2008, Mr. Tran commenced employment with us as our Chief Financial Officer. Accordingly, Mr. Tran’s 2008 compensation reflects only the period from that date through December 31, 2008.
(7)	On July 7, 2008, Mr. Metge commenced employment with us as our General Counsel & Corporate Secretary. Accordingly, Mr. Metge’s 2008 compensation reflects only the period from that date through December 31, 2008.

Employment Agreements

We currently have executed employment agreements with Messrs. Blair, Bates, Tran and Metge.

Effective February 28, 2008, Mr. Blair executed a new employment agreement for a four year term, replacing his prior employment agreement dated July 1, 2005. The 2008 employment agreement provides for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, an immediate grant of shares of our restricted common stock on the effective date and a target range within which Mr. Blair is eligible to earn shares annually of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement.

Effective August 3, 2009, the Company entered into an employment agreement with Richard A. Bates which provides for a four-year term, a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, an immediate grant of shares of our restricted common stock on the effective date and a target range within which the executive officer is eligible to earn shares annually of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement. On June 22, 2010, Mr. Bates assumed the title and duties of President and Chief Operating Officer.

Messrs. Tran’s and Metge’s agreements each have three-year terms and provide for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, a grant of shares of our restricted common stock and a target range within which the executive officer is eligible to earn a bonus.

All employment agreements provide our executives with certain payments and benefits upon termination of service, including a termination after a change in control. See “2010 Potential Post-Termination & Change in Control Benefits” section below. Messrs. Blair’s and Tran’s agreements contain a provision requiring certain reimbursements by them in the event we are required to prepare an accounting restatement due to material non-compliance or as a result of misconduct with respect to our financial reporting obligations under the federal securities laws.

Separation Agreement with Mr. Grujich

In 2010, Mr. Grujich announced his intention to leave the Company for personal reasons. In connection therewith, the Company and Mr. Grujich entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. Grujich’s employment with the Company terminated effective September 20, 2010 (the “Separation Date”).

Pursuant to the Separation Agreement, Mr. Grujich agreed to protect the Company’s confidential information and to comply with certain non-competition and non-solicitation provisions. The Separation Agreement also provided for a customary general release of claims by Mr. Grujich, as well as certain other standard terms. Under the terms of the Separation Agreement, all unvested shares of restricted stock of the Company held by Mr. Grujich were forfeited as of the Separation Date. Mr. Grujich received the following separation benefits:

•	a lump sum payment of $236,666.67, less standard withholding and authorized deductions, payable within five (5) business days after the Separation Date; and

•	applicable COBRA premium payments made by the Company to cover Mr. Grujich’s company-provided medical, dental and/or vision coverage for a period of twelve (12) months following the Separation Date.

2010 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to our named executive officers during the year ended December 31, 2010. All awards were granted pursuant to the 2006 Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David T. Blair		—	$795,000	$1,590,000	—		—
	2/25/10	—	—	—	60,000	(3)	$2,301,000
Richard A. Bates		—	337,500	675,000	—		—
	2/25/10	—	—	—	15,000	(4)	575,250
Nick Grujich		—	—	—	—		—
	2/25/10	—	—	—	10,000	(5)	383,500
Hai V. Tran		—	155,000	310,000	—		—
	2/25/10	—	—	—	10,000	(6)	383,500
Bruce F. Metge		—	97,650	195,300	—		—
	2/25/10	—	—	—	7,500	(7)	287,625

(1)	Amounts represent the threshold, target and maximum payouts under the annual bonus plan for 2010 and their respective employment agreements for Messrs. Blair, Bates, Tran and Metge.
(2)	Based on the aggregate grant date fair value of the restricted stock award as determined under FASB ASC Topic 718. Refer also to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2010. No stock option awards were granted to our named executive officers during 2010. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 25, 2011.
(4)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Bates was awarded a total of 15,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 25, 2011.
(5)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 10,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 25, 2011. All unvested shares of restricted stock were forfeited by Mr. Grujich as of the date of his separation.
(6)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 10,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 25, 2011.
(7)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 7,500 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 25, 2011.

2010 Outstanding Equity Awards

The following table provides information on all outstanding equity awards, consisting of stock options and restricted stock, held by our named executive officers as of December 31, 2010.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David T. Blair	319,500	(3)	$6.62	06/10/12	—		—
	—		—	—	10,000	(4)	$464,900
	—		—	—	10,000	(5)	464,900
	—		—	—	20,000	(6)	929,800
	—		—	—	20,000	(6)	929,800
	—		—	—	33,750	(7)	1,569,038
	—		—	—	60,000	(8)	2,789,400
Richard A. Bates	—		—	—	45,000	(9)	2,092,050
	—		—	—	15,000	(10)	697,350
Hai V. Tran	—		—	—	12,500	(11)	581,125
	—		—	—	10,000	(12)	464,900
Bruce F. Metge	—		—	—	5,000	(13)	232,450
	—		—	—	7,500	(14)	348,675

(1)	All outstanding stock options are vested and exercisable.
(2)	Based upon the closing price of our common stock of $46.49 as traded on The Nasdaq Global Select Market on December 31, 2010.
(3)	Mr. Blair has adopted a plan consistent with the Company’s trading policies and Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, that allows for the exercise of 630,000 options (all with an expiration date of June 2012) and the sale of the underlying shares on a ratable basis throughout the 2.9 year period from August 2009 until the June 2012 expiration date.
(4)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 50,000 shares of restricted stock that are scheduled to vest in five equal, annual installments, with the first installment vesting on February 23, 2007.
(5)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 40,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 26, 2008.
(6)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 80,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 28, 2009, of which 40,000 shares were awarded pursuant to his employment agreement dated February 28, 2008, and 40,000 shares were awarded based on his 2007 performance.
(7)	On February 26, 2009 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 45,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 26, 2010.
(8)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 60,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 25, 2011.
(9)	On September 10, 2009 pursuant to the 2006 Equity Incentive Plan, Mr. Bates was awarded a total of 60,000 shares of restricted stock that are scheduled to vest in four equal, annual installments with, the first installment vesting on September 10, 2010.

(10)	On February 25, 2010 pursuant to the 2006 Equity Incentive Plan, Mr. Bates was awarded a total of 15,000 shares of restricted stock that are scheduled to vest in four equal, annual installments with, the first installment vesting on February 25, 2011.
(11)	On June 3, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 25,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on June 3, 2009.
(12)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 25, 2011.
(13)	On September 10, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on September 10, 2009.
(14)	On February 25, 2010 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 7,500 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 25, 2011.

2010 Option Exercises & Stock Vested

The following table represents all stock option exercises and vesting of restricted stock during the year ended December 31, 2010:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David T. Blair	210,000	$7,137,509	51,250	$1,945,613
Richard A. Bates	—	—	15,000	639,750
Nick J. Grujich	65,000	1,516,372	25,000	947,500
Hai V. Tran	—	—	6,250	240,750
Bruce F. Metge	—	—	2,500	106,625

(1)	Represents the fair market value in excess of the exercise price on the date of exercise for all options exercised in 2010.
(2)	Represents the value of vested restricted stock awards based on the closing price of our common stock as traded on The Nasdaq Global Select Market on the date of vesting.

2010 Potential Post-Termination & Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies compensation that would have become payable under our existing plans and arrangements if a named executive’s employment had terminated on December 31, 2010, given the named executive’s compensation level and, as applicable, based on the closing price of our common stock as traded on The Nasdaq Global Select Market on that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

We currently have employment agreements with Messrs. Blair, Bates, Tran and Metge, as described below.

Mr. Blair’s Employment Agreement Effective February 28, 2008, Mr. Bates’ Employment Agreement Effective August 3, 2009, and Messrs. Tran and Metge’s Employment Agreements Effective March 26, 2008 and May 30, 2008, respectively. Pursuant to these agreements, if an executive officer’s employment is terminated due to death or permanent disability, by us without cause or by the executive officer with good reason, upon the satisfaction by the executive officer of the conditions stipulated in the employment agreement, including the execution, waiver and release of claims, the executive officer is entitled to two times his base salary payable in the form of a salary continuation over the twelve-month period following his termination date; health care benefits at our expense for a period of twelve months following his termination date; and immediate vesting on the date of termination of all equity awards held by the executive officer that relate to our common stock that would have vested in the twelve-month period following his termination date. Good reason means that we assigned duties that were inconsistent in any material respect with the executive officer’s position (including status, offices, titles and reporting relationships), and we failed to honor all of the terms of his employment agreement, excluding for such purpose, any isolated, insubstantial and inadvertent action by us not taken in bad faith and which we remedied promptly after receiving the executive officer’s written notice.

If an executive officer’s employment is terminated by us for cause or by the executive officer without good reason, he is entitled to his base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to his termination date, and employee benefits, if any, to which he may be entitled under the terms of our employee benefit plans.

In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by the executive officer that relate to our common stock that are unvested as of the date of the change in control will vest immediately prior to the date of the change in control. In addition, if the executive officer’s employment is terminated within twelve months after a change in control by us without cause or by the executive officer for good reason, then the executive officer is entitled to lump-sum payments equal to two times his base salary and two times his target bonus, as defined in the employment agreement, without regard to any reduction in base salary after the change in control; and health care benefits at our expense for a period of twelve months following his termination date. In addition, all equity awards granted to the executive after the date of a change in control that would have vested in the twelve-month period following his termination date will vest immediately prior to his termination date. However, the amount of benefits payable to the executive or accelerated for his benefit as a result of the change in control will be reduced so that those payments will not be subject to the excise tax imposed by Section 4999 of the Code.

Restricted Stock Award & Stock Option Agreements

Restricted Stock Awards. As of December 31, 2010, all of our named executive officers held restricted shares of common stock awarded pursuant to our 2003 Equity Incentive Plan and/or our 2006 Stock Incentive Plan, which we call in this section the “2003 Plan” and the “2006 Plan”, respectively.

According to Mr. Blair’s award agreement prior to his execution of an employment agreement effective February 28, 2008, in the event of his death or disability, the unvested portion of his restricted stock award will vest immediately. If Mr. Blair’s employment is terminated for any reason other than death or disability, all unvested shares subject to the stock award are forfeited as of the date of his termination and any rights he has to the stock award become null and void. In the event of a change in control, as defined in the applicable equity plan, all outstanding restricted shares become vested immediately as of the effective date of such change in control.

With regard to awards made pursuant to the 2006 Plan to Messrs. Bates, Tran and Metge, and to Mr. Blair prior to his execution of an employment agreement effective February 28, 2008, in the event an executive officer’s employment is terminated for any reason, the unvested or unearned portion of his restricted stock award is forfeited immediately upon such termination and he will have no further rights with respect to that portion. The Compensation Committee has sole discretion to determine the effect, if any, on an award, including, but not limited to, its vesting, earning and/or exercisability, in the event of a change in control of the Company. Without limiting the effect of the foregoing, in the event of a change in control, the Compensation Committee’s discretion includes, but is not limited to, the discretion to determine that an award will vest, be earned or become exercisable in whole or in part, be assumed or substituted for another award, be cancelled without the payment of consideration, be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) be taken with respect to the award.

Pursuant to Messrs. Blair’s, Bates’, Tran’s and Metge’s employment agreements, in the event an executive officer’s employment is terminated by us without cause or by the executive officer for good reason, including death or permanent disability, all equity awards held by any such officer that relate to our common stock that would have vested in the twelve-month period following their termination date had they remained employed by us during such twelve-month period will immediately vest on the date of termination. In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by them that relate to our common stock will fully vest immediately prior to the date of the change in control.

Stock Options. As of December 31, 2010, Mr. Blair held vested options to purchase our common stock pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan and/or 2003 Equity Incentive Plan. All stock options are subject to the termination provisions of the grant or award agreement and the respective Plan.

In the case of stock options granted to the named executive officers under the 1999 Stock Option Plan, 2000 Stock Option Plan and 2003 Equity Incentive Plan, in the event of an executive officer’s termination for any reason other than death, disability, retirement or for cause, the executive may only exercise those options that were exercisable as of the date of termination and only for a period of ninety days following termination or until the expiration of the term of the option, if earlier. In the event of an executive officer’s termination due to death or disability, all stock options held by him may be exercised for a period of one year following the date of termination, or, if sooner, until the expiration of the stock option award. In the event of an executive officer’s retirement, he may exercise his stock options within one year following the date of termination, or, if sooner, upon expiration of the term of the option. Incentive stock options exercised more than ninety days following the date of retirement will be treated as non-qualified stock options under the Code. If an executive officer’s employment is terminated for cause, as defined in the plan, all rights with respect to his stock option awards expire immediately as of the effective date of termination.

While our stock option plans contain provisions relating to a change in control, our executive officers held no unvested stock options as of December 31, 2010.

Pursuant to the terms of Mr. Grujich’s employment agreement, all unvested options and unvested restricted stock awards were forfeited upon his separation from the Company, effective September 20, 2010. At the time of his separation from the Company, Mr. Grujich held no unexercised stock options.

The following table shows payments to which our named executive officers would have been entitled as a result of an assumed termination of their employment as of December 31, 2010, depending upon the nature and circumstances of such termination.

					Termination Within 12 Months of Change in Control
Name	Benefits	Voluntary Termination for Good Reason ($)(3)	Termination Upon Death or Disability ($)(3)	Involuntary Termination Without Cause ($)(3)	Involuntary Termination Without Cause ($)(2)(4)	Voluntary Termination for Good Reason ($)(2)(4)	Change in Control ($)(5)
David T. Blair(1)(2)	Employment Agreement	$4,690,557	$4,690,557	$4,690,557	$3,200,594	$3,200,594	$7,147,838
Richard A. Bates(1)(2)	Employment Agreement	1,792,282	1,792,282	1,792,282	1,595,594	1,595,594	2,789,400
Hai V. Tran(1)(2)	Employment Agreement	1,047,382	1,047,382	1,047,382	950,594	950,594	1,046,025
Bruce F. Metge(1)(2)	Employment Agreement	873,671	873,671	873,671	865,577	865,577	581,125

(1)	The employment agreements provide for three-year or four-year terms and contain substantially similar provisions with regard to a change in control of the Company.

(2)	Pursuant to their employment agreements, named executive officers are subject to cut-back on payments, benefits and distributions to the extent payments in connection with a change in control would exceed the limits set forth in Section 280G of the Code. No effect is given in the table to such possible cut-back.
(3)	The amounts shown reflect two times the Executive’s base salary payable in the form of salary continuation over the twelve month period following the termination date. Additionally, the amounts include all equity awards held by the Executive that would have vested in the twelve month period following the Executive’s date of termination had he remained employed during such twelve months. The amounts also include a continuation of health care benefits for a 12-month period in the amount of $20,594 for Messrs. Blair, Bates and Tran, and $19,277 for Mr. Metge.
(4)	The amounts shown reflect two times the Executive’s base salary and two times his target bonus, payable in a lump sum upon termination. The amounts also include a continuation of health care benefits in the amount of $20,594 for Messrs. Blair, Bates and Tran, and $19,277 for Mr. Metge. The amounts shown do not include any amounts attributable to unvested equity awards that would vest solely as a result of a change in control.
(5)	Assumes a change in control effective as of December 31, 2010. Pursuant to the restricted stock award agreements under the 2003 Equity Incentive Plan and 2006 Stock Incentive plan of Messrs. Blair, Bates, Tran and Metge, all unvested shares subject to the restricted stock award vest immediately as of the effective date of a change in control. The amounts are determined by multiplying the number of shares of restricted stock that would have vested as a result of acceleration by the closing price of our common stock as traded on the NASDAQ Global Select Market on December 31, 2010 of $46.49.

DIRECTOR COMPENSATION

General

Our directors are compensated through a combination of cash retainers and equity-based incentives. The level and mix of director compensation is revised by the Board of Directors, upon recommendation of the Compensation Committee, on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of directors’ compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices.

In 2010, we reviewed our director compensation program and determined that in light of the significant growth of the Company, the increasing complexity of the market in which the company operates, and the increasing amount of time necessary to fulfill the role of a director at a public company, the program needed to be brought current. After a review of current practices and compensation levels at comparable companies, we concluded that the basic form of the program is sound. It was concluded that compensation for participation on the Executive Committee was no longer needed, as the Executive Committee function has decreased in favor of full board deliberation on matters with respect to corporate governance and approvals. In 2010, the Company determined that the compensation levels needed to be adjusted upward, effective July 1, 2010, to address the above factors. The adjustments were as follows:

2010 Director Compensation Adjustments

(quarterly)

	2006	2010 Adjustment	Current (Eff. 7/1/2010)
Annual Board Retainer	$12,000	$4,000	$16,000
Audit Committee Chair Retainer	$3,500	$1,000	$4,500
Audit Committee Member Retainer	$2,000	$1,000	$3,000
Compensation Committee Chair Retainer	$2,500	$1,500	$4,000
Compensation Committee Member Retainer	$1,500	$1,000	$2,500
Ethics, Governance and Nominating	$1,250	$750	$2,000
Chairman – Retainer No Other Fees	$40,000	$10,000	$50,000
Annual Restricted Stock Grants (all directors)	2,000 (Shares)	500 (Shares)	2,500 (Shares)

The Board believes that, with these changes, the current director compensation program is appropriate for attracting and retaining qualified directors and aligning their interests with those of our shareholders.

We refer to “Qualifying Directors” as directors who were not employees, who did not have a beneficial interest in 10% or more of our common stock and who were not officers or employees of organizations that owned 10% or more of our common stock. Qualifying Directors are paid annual cash retainers for Board and committee service and are granted an award of restricted stock. These payments and awards constitute payment for all Board and committee meetings and responsibilities. Directors who were not Qualifying Directors received no compensation for service. However, all directors are reimbursed for reasonable travel and incidental expenses incurred in attending meetings and carrying out their duties as directors.

The following table provides information on the compensation paid to our directors during the year ended December 31, 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Awards Outstanding at Year End (#)
William E. Brock	$71,000	$75,500	$146,500	3,000
Edward S. Civera	180,000	75,500	255,500	3,000
Steven B. Epstein	70,500	75,500	146,000	3,000
Daniel J. Houston(2)	—	—	—	—
Michael R. McDonnell	80,000	75,500	155,500	3,000
Kenneth A. Samet	74,000	75,500	149,500	3,000
Dale B. Wolf	85,500	75,500	161,000	3,000

(1)	On June 1, 2010, each of the Qualifying Directors received an award of 2,000 shares of restricted stock pursuant to the 2006 Stock Incentive Plan. The awards represent the aggregate grant date fair value of stock awards in the fiscal year, computed in accordance with FASB ASC Topic 718. For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2010. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Based on his employment with Principal Financial Group, Mr. Daniel Houston received no compensation for service as a director.

Cash Compensation

As per the compensation adjustments for 2010, Qualifying Directors, other than the Chairman of the Board, will be paid, in equal, quarterly installments, an annual retainer of $64,000 and an annual retainer fee for each Board committee on which they serve. No additional fees are paid to directors for their attendance at Board and committee meetings. The Chairman of the Board is paid a total annual retainer of $200,000, payable in equal, quarterly installments, for his service as Chairman and on any committees.

The following table shows the 2011 annual amount of retainers for service by chairs and members on the various committees:

Committee & Position	Annual Retainer
Audit Committee
Chair	$18,000
Member	12,000
Compensation Committee
Chair	16,000
Member	10,000
Ethics, Governance & Nominating Committee
Member	8,000

Equity-Based Compensation

Historically, the primary form of equity compensation that we granted our directors consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by directors in our industry that they would receive stock options. The accounting treatment for stock options changed in 2006 as a result of Statement of FAS 123(R), now ASC Topic 718, making the accounting treatment of stock options less attractive. We assessed the desirability of granting shares of restricted stock and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

The granting of restricted shares in our directors’ base compensation is part of our overall long-term compensation strategy that emphasizes the alignment of the interests of our Board/management team with those of our shareholders. Beginning on June 1, 2007, Qualifying Directors were automatically granted restricted stock awards of 2,000 shares of common stock and on each June 1 thereafter pursuant to the 2006 Stock Incentive Plan. One-half of the shares vest on the following May 31st, and the other one-half vest on the second May 31st after the grant date. As of June 1, 2011 these annual restricted stock awards will consist of 2,500 shares of common stock, with the same two-year vesting schedule. In the event of death or retirement of a director, or if the director ceases to serve as a director following a change in control, as defined in the Plan, then the vesting of the restricted stock awards would be accelerated. If a director’s service is terminated for any reason other than death, retirement or following a change of control, and he or she has not yet earned all or part of the award pursuant to his or her award agreement, then the award, to the extent not earned at the director’s termination date, is forfeited immediately upon his or her termination and he or she has no further rights to that award and the shares underlying that portion of the award that have not yet been earned and vested.

Up through and including 2005, Qualifying Directors were granted non-qualified stock options pursuant to the 2000 Directors’ Stock Option Program and the Amended & Restated 2000 Directors’ Stock Option Program. There were no outstanding options held by our Qualifying Directors as of December 31, 2010.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes and published financial statements, the system of internal controls that management and the Board of Directors have established, and the audit process.

The Committee met nine times during 2010, including meetings with the Company’s management and independent registered public accounting firm, and, whenever appropriate, executive sessions with our independent registered public accounting firm without management.

The Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2010, which are included in our annual report on Form 10-K, and management’s assessment of the effectiveness of, and the independent registered public accounting firm’s evaluation of the effectiveness of, our internal control over financial reporting. The Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, including the quality and acceptability of the Company’s financial reporting process and controls.

In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP as required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, has considered the compatibility of non-audit services with auditors’ independence and has discussed with the independent accountant the independent accountant’s independence.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of our internal controls over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended

December 31, 2010, for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the year ending December 31, 2011, and has recommended that the Board of Directors submit such selection to our shareholders for ratification.

AUDIT COMMITTEE

MICHAEL R. MCDONNELL, CHAIRMAN

WILLIAM E. BROCK

KENNETH A. SAMET

DALE B. WOLF

STOCK OWNERSHIP

The following table provides information as of March 31, 2011, derived from beneficial ownership reports filed with the SEC and furnished to us, and other information provided to us, about the shares of our common stock that may be considered to be owned beneficially, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, by each beneficial owner of more than 5% of our outstanding common stock, by each of our directors or nominees for director, by each of our named executive officers in the executive compensation table, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of such person is Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

Name	Total Shares (#)	Percent of Common Stock Outstanding
Principal Financial Group, Inc(1)	5,653,392	12.6%
BlackRock, Inc.(2)	2,962,738	6.6%
T. Rowe Price Associates, Inc.(3)	2,362,252	5.3%
Richard A. Bates	91,386	*
David T. Blair(4)	585,595	1.3%
Bruce F. Metge	25,038	*
Hai V. Tran	40,113	*
William E. Brock	16,000	*
Edward S. Civera	15,000	*
Steven B. Epstein	7,000	*
Daniel J. Houston(5)	—	—
Michael R. McDonnell	8,000	*
Kenneth A. Samet	10,000	*
Dale B. Wolf	10,000	*
All directors and executive officers as a group (11 persons)(5, 6)	808,132	1.8%

*	Less than 1% of outstanding shares.
(1)	As of March 31, 2010, the aggregate number of shares owned beneficially by the parent company, Principal Financial Group, Inc., was 5,653,392 with shared voting power as to 5,653,392 shares and shared dispositive power as to 5,653,392. The aggregate number of shares consists of 5,227,500 shares being held by its subsidiaries, Principal Holding Company, LLC, Principal Financial Services, Inc. and Principal Life Insurance Company, and 425,892 shares being held by Principal Global Investors, LLC. In addition, Principal Financial Group, Inc., through other subsidiary investment entities, each in its capacity as an investment adviser may be deemed to be the indirect beneficial owner of our common stock through investments that those entities make from time to time. Daniel J. Houston, a director of Catalyst Health Solutions, is employed by Principal Financial Group or one of its affiliates. The business address for Mr. Houston is in care of Principal Financial Group, Inc., 711 High Street, Des Moines, Iowa 50392.
(2)

Pursuant to a Schedule 13G/A filed February 3, 2011 by BlackRock, Inc., the aggregate number of shares owned beneficially by BlackRock, Inc. as of December 31, 2010 was 2,962,738, with sole voting power as to 2,962,738 shares and sole dispositive power as to 2,962,738 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)	Pursuant to a Schedule 13-G/A filed on February 10, 2011 by T. Rowe Price Associates, Inc., referred to as Price Associates, the number of shares owned beneficially as of December 31, 2010 was 2,362,252, with sole voting power as to 390,259 shares and sole dispositive power as to 2,362,252 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Includes 267,000 shares of common stock which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.62.
(5)	Mr. Houston disclaims any beneficial ownership with respect to the shares beneficially owned by Principal Financial Group.
(6)	Includes shares of common stock which may be acquired within sixty days upon the exercise of outstanding options. Directors and executive officers may hold shares in brokerage accounts which could be subjected to margin calls.

We encourage our executives to adopt a stock trading plan in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 plan is designed to enable our executives to avoid any real or perceived conflict of interest in connection with the trading of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. In each case, the Audit Committee will consider whether the transaction is fair and reasonable to us (i) in light of all of the facts and circumstances it deems relevant and (ii) is consistent with the provisions of our Code of Ethics & Conduct and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market requirements governing related-person transactions.

In 2010, the Company charged $245,000 in rent under a sublease at its corporate offices at 800 King Farm Boulevard in Rockville, Maryland to two companies owned by Thomas L. Blair, the father of David T. Blair, our Chief Executive Officer.

During the year 2010, the Company has purchased miscellaneous services related to the Company’s employee benefits program from Principal Financial Group, Inc., who was a 12.6 % shareholder of the Company as of December 31, 2010, and whose President, Daniel Houston, serves on the Board of Directors of the Company. The total value of the services provided in 2010 was $154,616.

Our Senior Vice President, Pharmacy Benefits & Administration, is the brother-in-law of our Chief Executive Officer. During 2010, he was paid a salary of $241,206 and earned bonus and other compensation of $126,300.

MISCELLANEOUS

We will pay the cost of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. All costs of the solicitation of proxies will be borne by the Company.

Our 2010 Annual Report to shareholders is being mailed with this proxy statement to shareholders of record as of the close of business on April 4, 2011. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to our Corporate Secretary. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

If you and others who share your address own your shares in street name, your broker or other holder of record may be delivering only one proxy statement and annual report to multiple shareholders who share an address, unless we have received contrary instructions from the impacted shareholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Catalyst Health Solutions, Inc. 800 King Farm Boulevard, Suite 400, Rockville, Maryland 20850, Attention: Bruce F. Metge, Corporate Secretary. Our phone number is (301) 548-2900. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future materials for your household, please contact the Company at the above address or phone number.

Copies of our annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2010, as filed with the SEC, will be furnished without charge to shareholders of record upon written request to the Corporate Secretary, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the 2012 Proxy Statement

Proposals that shareholders seek to have included in the proxy statement for our annual meeting of shareholders to be held in 2012 must be received by us no later than December 26, 2011. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Shareholder Proposals for Consideration at the 2012 Annual Meeting of Shareholders

Our Bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must deliver written notice to our Corporate Secretary at our principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder’s name and address, as it appears on the our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, the nominating shareholder must also provide all information regarding the nominee as required by Rule 14a-8 under the Securities Exchange Act of 1934, as amended.

CATALYST HEALTH SOLUTIONS, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE 2ND FLOOR BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 31, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 31, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	David T. Blair 02 Daniel J. Houston 03 Kenneth A. Samet
The Board of Directors recommends you vote FOR proposals 2 and 3:									For	Against	Abstain
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accountants of Catalyst Health Solutions, Inc. for the fiscal year ending December 31, 2011.								☐	☐	☐
3.	The approval, on an advisory basis, of the Company’s named executive officers compensation as disclosed pursuant to Item 402 of Regulation S-K or any successor thereto (the “Say on Pay” Vote);								☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:								1 year	2 years	3 years	Abstain
4.	The approval, on an advisory basis, of the Company’s recommendation regarding the frequency of the “Say on Pay” Vote on a triennial basis.							☐	☐	☐	☐

NOTE: If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

CATALYST HEALTH SOLUTIONS, INC. Annual Meeting of Shareholders June 1, 2011 11:00 AM Eastern Daylight Time This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) William E. Brock and Michael R. McDonnell, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CATALYST HEALTH SOLUTIONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 11:00 AM Eastern Daylight Time, June 1, 2011, at The Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side